Exhibit (i)(5)



                     [Willkie Farr & Gallagher LLP heading]






June 30, 2006

DWS Advisor Funds
Two International Place
Boston, Massachusetts 02110


Ladies and Gentlemen:

You have requested us, as counsel to DWS RREEF Global Real Estate Securities Fund (the "Fund"), a series of DWS Advisor Funds (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, to furnish you with this opinion in connection with the Trust's filing of Post-Effective Amendment No. 141 (the "Amendment") to its Registration Statement on Form N-1A (Securities Act File No. 033-07404 and Investment Company Act File No. 811-04760) (the "Registration Statement").

We have examined copies of the Amended and Restated Declaration of Trust (the "Declaration of Trust") and By-Laws of the Trust, as amended, the Fund's prospectuses and statement of additional information (the "Statement of Additional Information") included in the Registration Statement, and certain resolutions adopted by the Trust's Board of Trustees (the "Board") establishing the Fund as a series of the Trust and establishing the Fund's A, C, S and Institutional Class shares (together, the "Shares") as of June 28, 2006 and authorizing the issuance of an unlimited number of such Shares (collectively, the "Resolutions Designating Series and Classes"), certificates of officers of the Trust and other records, documents and papers that we have deemed necessary for the purpose of this opinion. We have also examined such other statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust, the Fund and others.


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DWS Advisor Funds
June 30, 2006
Page 2


Based upon the foregoing, we are of the opinion that the Shares, when and if duly sold, issued and paid for in accordance with the laws of applicable jurisdictions and the terms of the Declaration of Trust, the Resolutions Designating Series and Classes, the By-Laws and the Amendment, will be validly issued, fully paid and non-assessable (except that shareholders of the Trust may under certain circumstances be held personally liable for its obligations) assuming (i) that at the time of sale such Shares are sold at a sales price in each case in excess of the par value of the Shares; (ii) that the issuance of the Shares does not cause the number of outstanding Shares to exceed that number of authorized shares provided for in the Declaration of Trust of the Trust, as amended to the date of issuance; and (iii) that the resolutions of the Board authorizing the issuance of the Shares that are in effect on the date hereof have not been modified or withdrawn and are in full force and effect on the date of issuance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the Statement of Additional Information and to the filing of this opinion as an exhibit to any application made by or on behalf of the Trust, the Fund or any distributor or dealer in connection with the registration or qualification of the Trust, the Fund or the Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the Commonwealth of Massachusetts, we have relied upon the opinion of Bingham McCutchen LLP (which is attached hereto).

Very truly yours,

/s/ Willkie Farr & Gallagher LLP